Exhibit 10.23

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into this date, by and between FIRST TRINITY FINANCIAL CORPORATION, an Oklahoma corporation (“Company”) and William S. Lay (“Employee”)

Whereas, Company desires to employ Employee as its Vice President and Chief Investment Officer or such other titles as Company and employee may agree during this agreement; and

Whereas, Employee desires to accept such position;

The parties agree to the following:

1. TERMS AND DUTIES

For valuable consideration, the receipt of which is hereby acknowledged, Employee is hereby employed and shall work for Company and its subsidiaries for a term commencing on January 1, 2016 and continuing for a period of thirty six (36) months ending December 31, 2018, or the termination of this Agreement as described In Section 6 hereof, whichever shall occur first. Employee shall be employed as Vice President and Chief Investment Officer or in such other position(s) as Employee and Company may agree. Employee may perform his work from his home, the Company office or other location as he may determine. The employee’s duties shall be to manage Company’s interests in its business and subsidiaries as mutually agreed and set forth in an agreed job description.

2. TIME

Employee is employed hereafter and is not required to work more than 330 hours per year which includes holidays and vacation time. Employee shall give his best efforts, loyalty, and attention to Company’s interests during the term of this agreement.

3. COMPENSATION

Base Salary. As compensation for all services rendered by the employee under this agreement, Company will pay Employee $31,250 per year of the agreement as base salary plus $95 per hour for hours worked in excess of 330 per year including hours for holidays and vacation time, payable periodically, in substantially equal amounts, but no less often than semi-monthly in accordance with company’s payroll practices from time to time.

(b) Bonus. Company, at the discretion of the compensation committee and Board of Directors, may grant additional bonuses to Employee based on performance relating to events such as, but not limited to, acquisitions, establishment of subsidiaries or affiliates, company expansion, corporate profits and corporate cost savings. Such bonuses shall be granted on an annual basis.

4. EMPLOYEE BENEFITS

The Employee will be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs (collectively “Benefit Plans”) as are from time to time generally available to other executives of the Company, subject to the provisions of those programs. Without limiting the generality of the foregoing, the Company will reimburse employee for Medicare and Medicare supplement insurance premiums for employee and spouse. The Employee will also be entitled to attend all agent trips and conventions, and industry meetings including IASA, other employee benefits such as holidays, sick leave and vacation in accordance with the Company’s policies as they may change from time to time, but in no event shall the Employee be entitled to less than three (3) weeks paid vacation per year and holiday pay.

5. EXPENSES

(a) Reimbursement for Expenses. The Company will promptly reimburse the Employee, in accordance with the Company’s policies and practices in effect from time to time, and in accordance with past practices for all expenses reasonably incurred by the Employee in performance of the Employee’s duties under this Agreement, including but not limited to travel, expense for trips and conventions, entertainment, professional dues and subscriptions and all dues, fees and expenses associated with memberships in various professional and business associations in which employee participates, communication related expenses, office supplies and computer software and equipment..

(1) Employee is responsible for proper substantiation and reporting of business expenses and mileage.

6. TERMINATION

The Employee’s employment by the Company: (a) shall terminate upon the Employee’s death or disability (as defined below); (b) may be terminated by the Company for any reason other than cause or non-performance at any time; (c) may be terminated by the Company for cause (as defined below) at any time; (d) may be terminated by the Employee, without cause at any time upon sixty (60) days’ prior written notice delivered by the Employee to the Company; (e) may be terminated by the employee for cause (as defined below) at any time upon sixty (60) days’ prior written notice delivered by the Employee to the Company; (f) may be terminated by the Company for non-performance by the Employee at any time; and (g) any requirement by Employer for Employee to perform his duties at any location not agreed to in writing by Employee shall be deemed an automatic termination of this Agreement and the provisions of Section 7(b) “consequences of termination by Company for any reason other than for cause or for non-performance of employee” shall apply.

(a) Disability. This agreement will automatically terminate if Employee shall be prevented from performing Employee’s usual duties for a period of six (6) consecutive months, or for shorter periods aggregating more than six (6) months in any twelve (12) month period by reason of physical or mental disability, total or partial, (herein referred to as “disability”), Company shall nevertheless continue to pay full salary up to and including the last day of the sixth consecutive month of disability, or the day on which the shorter periods of disability shall have equaled a total of six (6) months. Any salary payments to the Employee shall be reduced by the amount of any benefits paid for the same period of time under any disability insurance program provided by the Company.

(b) The term “cause” in the event of termination of the Employee’s employment by the Company means (i) intentional neglect that jeopardizes the life or property of another, (ii) intentional wrongdoing or malfeasance: or (iii) intentional violation of a business- related law. Any of the three cause’s must have been committed by the Employee and have a material adverse effect and demonstrably injurious to the Company and which is not or cannot be cured within sixty (60) days after notice from the Board of Directors of the Company thereof.

(c) The term “cause” in the event of termination of the Employee’s employment by the Company means (i) the change in job responsibilities of the Employee resulting in the demotion of the Employee from the position of Chief Investment Officer during the term of this agreement, which demotion is caused by something other than would be cause for termination of the Employee’s employment by the Company for cause and other than the non-performance of the Employee as defined later herein; or (ii) the removal of the Employee from the Board of Directors of the Company or its subsidiaries or the failure of the Employee to be re-elected to said Board of Directors, as the case may be.

(d) The term “non-performance by the Employee” in the event of termination of the Employee’s employment by the Company means the determination by a super-majority (greater than 75%) of the members of the Board of Directors of the Company, in their sole and absolute discretion, that the Employee is not performing his duties under this Agreement after the Board of Directors of the Company has delivered to the Employee written notice which specifically identifies the manner in which the Board believes he is not performing his duties and which is not or cannot be cured within sixty (60) days after such written notice is delivered to the Employee.

7. CONSEQUENCES OF TERMINATION

(a) CONSEQUENCES OF TERMINATION ON EMPLOYEE’S DEATH OR DISABILITY

If the Employee’s employment is terminated prior to December 31, 2018, because of the Employee’s death or disability, (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, or his legal representative or estate, as the case may be, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (ii) the Employee’s benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(b) CONSEQUENCES OF TERMINATION FOR CAUSE BY THE COMPANY

If the Employee’s employment is terminated by the Company prior to December 31, 2018 for cause, (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iii) the Employee’s benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(c) CONSEQUENCES OF TERMINATION BY THE COMPANY FOR ANY REASON OTHER THAN FOR CAUSE OR FOR NON-PERFORMANCE OF EMPLOYEE

(1) If the Employee’s employment is terminated by the Company prior to December 31, 2018, for any reason other than for cause or non-performance of Employee, (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii)the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; (iii) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment equal to the greater of the current year’s base salary or the unpaid balance of the cumulative annual base salary which would have been payable to Employee through December 31, 2018 and (iv) the Employee’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall continue to reimburse Employee for Medicare and Medicare supplement insurance premium payments for employee and spouse after termination on the same basis as past practice until December 31, 2018.

(2) Any payment pursuant to clause (c)(1)(iii) above (the “Termination Payment”): (a) will be subject to offset for any advances, amounts receivable, and loans, including accrued interest, outstanding on the date of the employment termination; and (b) will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the Termination Payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.

(d) CONSEQUENCES OF TERMINATION BY THE EMPLOYEE FOR ANY REASON OTHER THAN FOR CAUSE OR EMPLOYEE’S DEATH OR DISABILITY

If, upon sixty (60) days’ prior written notice to the Company by the Employee, the Employee’s employment is terminated by the Employee prior to December 31, 2018 for any reason other than for cause or Employee’s death or disability, (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iii) the Employee’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(e) CONSEQUENCES OF TERMINATION BY THE EMPLOYEE FOR CAUSE

(1) If the Employee’s employment is terminated by the Employee prior to December 31, 2018, for cause (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; (iii) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment equal to the greater of the current year’s base salary or the unpaid balance of the cumulative annual base salary which would have been payable to Employee through December 31, 2018 and (iv) the Employee’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall continue to reimburse Employee for Medicare and Medicare supplement insurance premium payments for employee and spouse after termination on the same basis as past practice until December 31, 2018.

(2) Any payment pursuant to clause (e)(1)(iii) above (the “Termination Payment”): (a) will be subject to offset for any advances, amounts receivable, and loans, including accrued interest, outstanding on the date of the employment termination; and (b) will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the Termination Payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.

(f) CONSEQUENCES OF TERMINATION BY THE COMPANY FOR NON-PERFORMANCE BY THE EMPLOYEE

If the Employee’s employment is terminated by the Company prior to December 31, 2018 for non-performance by the Employee (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iii) the Employee’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(g) PRESERVATION OF CERTAIN PROVISIONS

Notwithstanding any provisions of this Agreement to the contrary, the provisions of Sections 8 through 11 hereof shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions of this Agreement.

8. ARBITRATION

(a) Any disputes arising under or in connection with this agreement shall be resolved by arbitration, to be held in Tulsa, Oklahoma in accordance with the rules and procedures of the American Arbitration Association and the State of Oklahoma.

(b) All costs, fees and expenses of any arbitration in connection with this agreement which result in any decision or settlement requiring Company to make a payment to Employee, including, without limitation, attorneys fees of both Employee and Company, shall be borne by, and be the obligation of, Company. In no event shall Employee be required to reimburse Company for any of the costs and expenses incurred by Company relating to such arbitration. The obligation of Company under this section shall survive the termination of this agreement (whether such termination is by Company, by Employee, upon the expiration of this agreement or otherwise).

(c). Pending the outcome or resolution of any arbitration, Company shall continue payment of all amounts to Employee without regard to any dispute.

9. NON COMPTETE

Employee agrees that for a period of one year following the termination of this agreement he will not (1) solicit any Company shareholder, policyholder, or premium finance customer to become a shareholder, policyholder, or premium finance customer of any competitor or anticipated competitor of Company; or (2) solicit any employee, agent, or independent contractor of Company to become an employee, agent or independent contractor of any competitor or anticipated competitor of Company.

EXCEPTIONS TO NON-COMPETITION COVENANTS

Notwithstanding anything herein to the contrary or apparently to the contrary, the following shall not be a violation or breach of the non-competition covenants contained in this Agreement. For a period of one year after the termination of this agreement Employee may (i) engage in business with anyone or any companies that employee had an existing relationship with prior to becoming associated with the Company, (ii) engage in any business, including the insurance or premium finance business as an agent, employee, shareholder or owner, in any location (iii) conduct business with any Company shareholder, policyholder or premium finance customer to become a shareholder, policyholder or premium finance customer of any competitor or anticipated competitor of Company if the person solicits Employee, or (iv) hire any employee, agent or independent contractor of the Company to become an employee, agent or independent contractor of any competitor or anticipated competitor of Company if the person solicits Employee.

To deliver promptly to Company on termination of Employee’s employment by Company, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Company’s and its affiliates’ businesses which Employee may then possess or have under his control.

10. SUCCESSORS, BINDING AGREEMENT AND ASSIGNMENT

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that the Employee must be given the same position as he then currently holds with the same authority, powers and responsibilities set forth in Section 1 hereof with respect to the subsidiary or subdivision which operates the business of the Company as it exists on the date of such business combination. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms to which the Employee would be entitled hereunder if the Company terminated the Employee’s employment without Cause. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may not assign this Agreement, (i) except in connection with, and to the acquirer of, all or substantially all of the business or assets of the Company, provided such acquirer expressly assumes and agrees in writing to perform this Agreement as provided in this Section. The Employee may not assign his rights or delegate his duties or obligations under this Agreement.

11. MISCELLANEOUS

(a) This agreement constitutes the entire understanding between the parties regarding the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications and agreements. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

This agreement shall not be modified, amended or in any way altered except by an instrument in writing approved by the Board of Directors of the Company or the Compensation Committee of the Board of Directors and signed by an officer designated by the Board of Directors or Compensation Committee to execute such waiver, modification or discharge and signed by Employee.

(b) If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(c) Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(d) The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets. Company may also assign this Agreement to any affiliate of Company; provided, however, that no such assignment shall (unless Employee shall so agree in writing) release Company of liability directly to Employee for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by Company. The term “affiliate”, as used in this agreement, shall mean any corporation, firm, partnership, or other entity controlling, controlled by or under common control with Company. The term “control” (including “controlling”, “controlled by”, and “under common control with”), as used in the preceding sentence, shall be deemed to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, firm, partnership, or other entity, whether through ownership of voting securities or by contract or otherwise.

(e) This agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma that are applicable to contracts made and to be performed in the State of Oklahoma, regardless of the actual place of making or performance. Any action or proceeding based upon this agreement or arising out of its performance shall be initiated in a federal or state court of competent jurisdiction in Tulsa, Oklahoma and in no other jurisdiction: and each party hereby consents and submits to the jurisdiction of such federal or state court in Tulsa, Oklahoma. In the event any term, provision, or portion shall be stricken and the remaining terms, provisions, or portions shall remain in full force and effect.

(f) This agreement shall become effective upon the signature of Employee and Company’s Chief Executive Officer.

(g) This agreement may be executed in counterparts and each counterpart shall have the same force and effect as an original and shall constitute an effective binding agreement on the part of each of the undersigned.

(h) Employee represents that he has had the right and opportunity to consult with independent counsel of his own choosing and that he has read and understands the foregoing and he has signed this agreement of his own free will without duress, coercion or undue influence.

(i) Notices shall be sent via first class mail, postage paid or personal delivery and shall be deemed to have been received on the earlier of the third day after deposit in the mail or personal delivery.

Notice to Employee	At the last residential address known by the Company

Notice to Company:	First Trinity Financial Corporation
7633 E. 63rd Place, Suite 230
Tulsa, Oklahoma 74133-1246

Executed this 12th day of December, 2015

By:/s/ William S. Lay
William S. Lay
Employee

By:/s/ Gregg E. Zahn
Gregg E. Zahn
President and Chief Executive Officer